AMENDMENT AND PARTIAL TERMINATION TO THE CUSTODIAN AGREEMENT

BETWEEN SEGALL BRYANT AND HAMILL TRUST and BROWN BROTHERS HARRIMAN & CO.

THIS AMENDMENT AND PARTIAL TERMINATION TO THE CUSTODIAN AGREEMENT (this “Amendment”) is effective August 1, 2023, by and between SEGALL BRYANT AND HAMILL TRUST (the “Trust”), a management investment company organized under the laws of the Commonwealth of Massachusetts and registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as amended (“the 1940 Act”) and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (“BBH&CO” or the “Custodian”). Capitalized terms used herein and not defined shall have the meanings ascribed to them under the Agreement (defined below).

WHEREAS, the Trust and BBH&Co. executed a Custodian Agreement dated as of May 16, 2019, as amended (the “Agreement”);

WHEREAS, the SBH Fundamental International Small Cap Fund and the SBH Workplace Equality Fund (the “Liquidating Funds”) previously liquidated;

WHEREAS the Trust desires to terminate the Agreement in respect of the Liquidating Funds and to amend Appendix A of the Agreement by removing the Liquidating Funds to reflect such termination and to make certain other revisions to the list of Funds included on Schedule A;

WHEREAS, Section 15.1 of the Agreement provides for termination by either party on seventy-five (75) days’ notice, and 12.2 of the Agreement provides for the amendment or modification of the Agreement by a written document signed by an authorized representative of each party;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	This Amendment serves as formal notice by the Trust to BBH&Co. of termination of the Agreement solely in respect of the Liquidating Funds and the consent of BBH&Co. to waive the 75-day notice period required under Section 15.1 of the Agreement. The Trust and BBH&Co. agree that, unless otherwise agreed in writing, the effective date of said termination shall be August 1, 2023.

2.	Appendix A is hereby deleted in its entirety and replaced with the Appendix A as attached hereto.

3.	Except as modified by this Amendment, the Agreement shall otherwise remain in full force, and specifically, for avoidance of doubt, in respect of the Trust and each of the remaining Funds set forth on Appendix A.

4.	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form, and the Parties hereby adopt as original any signatures received via electronically transmitted form.

IN WITNESS WHEREOF, the Trust has executed this Amendment in its name for itself and on behalf of each such Liquidating Funds as of the date first set forth above.

SEGALL BRYANT AND HAMILL TRUST

By:

Name:

Title:

Date:

Acknowledged and Agreed:

BROWN BROTHERS HARRIMAN & CO.

By:

Name:

Title:

Date:

SCHEDULE A

TO THE CUSTODIAN AGREEMENT

BETWEEN SEGALL BRYANT AND HAMILL and BROWN BROTHERS HARRIMAN & CO.

Effective as of August 1, 2023

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of May 6, 2019:

Segall Bryant & Hamill Small Cap Growth Fund
Segall Bryant & Hamill Global All Cap Fund
Segall Bryant & Hamill Short Term Plus Fund
Segall Bryant & Hamill Plus Bond Fund
Segall Bryant & Hamill Quality High Yield Fund
Segall Bryant & Hamill Municipal Opportunities Fund
Segall Bryant & Hamill Colorado Tax Free Fund
Segall Bryant & Hamill Small Cap Value Fund
Segall Bryant & Hamill All Cap Fund
Segall Bryant & Hamill Emerging Markets Fund
Segall Bryant & Hamill International Small Cap Fund
Segall Bryant & Hamill Small Cap Core Fund